Exhibit 99.1

QTS REPORTS FOURTH QUARTER AND FULL YEAR 2018 OPERATING RESULTS

OVERLAND PARK, Kan. – February 25, 2019  – QTS Realty Trust, Inc. (“QTS” or the “Company”) (NYSE: QTS) today announced operating results for the fourth quarter and full year ended December 31, 2018.  In conjunction with its strategic growth plan announced in the first quarter of 2018, QTS has realigned information included in this release to focus its key performance metrics around its core business, which primarily consist of its hyperscale and hybrid colocation businesses (collectively, the “Core” business). The Core business is the Company’s primary business following the completion of the strategic growth plan, which was completed in 2018. For informational purposes, QTS has excluded its estimated Non-Core business from certain financial and operating statistics below.

Fourth Quarter and Full Year Highlights

•

Reported consolidated net income, including both Core and Non-Core, of $6.4 million and net loss of $7.2 million for the quarter and year ended December 31, 2018, an increase of $22.5 million and decrease of $8.6 million compared to the same periods in 2017. Net loss per basic and diluted share was $0.02 and $0.44 for the quarter and year ended December 31, 2018, an increase of $0.27 and decrease of $0.45 compared to the same periods in 2017.

•

Reported consolidated FFO available to common stockholders and OP unit holders, including both Core and Non-Core, of $35.0 million and $112.3 million for the quarter and year ended December 31, 2018, respectively,  an increase of 113.4% and decrease of 10.2% compared to FFO of $16.4 million and $125.0 million for the same periods in 2017. FFO for the quarter and year ended December 31, 2018 on a fully diluted per share basis was $0.60 per share and $1.93 per share,  respectively, an increase of 114.3% and decrease of 12.7% compared to FFO per fully diluted share of $0.28 per share and $2.21 per share for the same periods of 2017.

•

Reported Core Operating FFO available to common stockholders and OP unit holders for the quarter and year ended December 31, 2018 of $40.1 million and $149.3 million,  respectively, a decrease of 2.2% and an increase of 8.6% compared to Core Operating FFO of $41.0 million and $137.5 million for the same periods in 2017.  Excluding the effects of the Company’s non-cash deferred tax benefit/(expense), Core Operating FFO for quarter and year ended December 31, 2018 increased 8.2% and 16.0%, respectively, compared to the same periods of 2017.

•

Reported Core Operating FFO per share of $0.69 and $2.57 for the quarter and year ended December 31, 2018, respectively, a decrease of 2.8% and increase of 5.8% compared to Core Operating FFO per fully diluted share of $0.71 and $2.43 in the same periods of 2017.  Excluding the effects of the Company’s non-cash deferred tax benefit/(expense), Core Operating FFO for the quarter and year ended December 31, 2018 increased 7.8% and 12.8%, respectively, compared to the same periods of 2017.

•	Reported Core Adjusted EBITDA of $59.3 million and $218.1 million for the quarter and year ended December 31, 2018, respectively, an increase of 17.2% and 21.8% compared to the same periods in 2017.

•	Reported Core NOI of $73.3 million and $274.6 million for the quarter and year ended December 31, 2018, respectively, an increase of 13.6% and 17.1% compared to the same periods in 2017.

•

Recognized total consolidated revenues of $112.3 million and $450.5 million for the quarter and year ended December 31, 2018, respectively, a decrease of 5.6% and increase of 0.9% compared to the same periods in 2017.

•	Recognized total Core revenues of $112.3 million and $422.8 million for the quarter and year ended December 31, 2018, respectively, an increase of 11.6% and 14.1% compared to the same periods in 2017.

1 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

•

Signed new and modified renewal Core leases during the fourth quarter of 2018 aggregating to $12.2 million of Core incremental annualized rent, net of downgrades, which increased the annualized booked-not-billed monthly recurring revenue (“MRR”) balance to a near record high of $62.6 million as of December 31, 2018 compared to $59.0 million as of September 30, 2018.

•

Subsequent to the end of the quarter, QTS announced the formation of a joint venture with Alinda Capital Partners (“Alinda”), which provides QTS with a unique opportunity to optimize capital efficiency, materially enhance overall Return on Invested Capital (“ROIC”) and expand QTS’ available sources of capital funding with an experienced infrastructure investor.

“QTS delivered a strong fourth quarter to close out one of our best years of operating performance. Over the course of 2018, we successfully implemented our strategic growth plan, realigning our organization around a balanced approach to our core hyperscale and hybrid colocation verticals, which has continued to support our focus on delivering consistent long-term shareholder value creation,” said Chad Williams, Chairman and CEO of QTS.

Williams added, “Through the strategic investments we have made to digitize our platform and expand in key growth markets such as Northern Virginia, Dallas-Fort Worth, Piscataway and Chicago, combined with differentiated solution capabilities enabled by the industry’s first-of-its-kind software-defined data center platform, there is a strong opportunity for continued accelerated growth at QTS.”

Financial Results

Quarterly Results

Net income recognized in the fourth quarter of 2018 was $6.4 million ($0.02 net loss per basic and diluted share), compared to net loss of $16.1 million ($0.29 net loss per basic and diluted share) recognized in the fourth quarter of 2017. This change was primarily driven by a reduction in tax benefit and debt restructuring expense for the fourth quarter of 2018 compared to the same period in 2017.

QTS generated total consolidated (includes both core and non-core) revenues of $112.3 million in the fourth quarter of 2018, a decrease of 5.6% compared to $118.9 million in the fourth quarter of 2017. Consolidated (includes both core and non-core) MRR as of December 31, 2018 was $31.1 million compared to consolidated MRR as of December 31, 2017 of $31.7 million. QTS generated total Core revenues of $112.3 million in the fourth quarter of 2018, an increase of 11.6% compared to $100.6 million in the fourth quarter of 2017. Core MRR as of December 31, 2018 was $31.1 million compared to Core MRR as of December 31, 2017 of $27.2 million.

QTS generated Core Operating FFO of $40.1 million in the fourth quarter of 2018,  a decrease of 2.2% compared to Core Operating FFO of $41.0 million in the fourth quarter of 2017.  Excluding the effects of the Company’s non-cash deferred tax benefit/(expense), Core Operating FFO was $40.1 million in the fourth quarter of 2018, an increase of 8.2% compared to Core Operating FFO of $37.1 million in the fourth quarter of 2017.

Core Operating FFO per fully diluted share was $0.69 in the fourth quarter of 2018, a decrease of 2.8% compared to Core Operating FFO per fully diluted share of $0.71 in the fourth quarter of 2017. Excluding the effects of the Company’s non-cash deferred tax benefit/(expense),  Core Operating FFO was $0.69 per fully diluted share in the fourth quarter of 2018, an increase of 7.8% compared to $0.64 per fully diluted share in the fourth quarter of 2017.

Additionally, QTS generated $59.3 million of Core Adjusted EBITDA in the fourth quarter of 2018, an increase of 17.2% compared to $50.6 million for the fourth quarter of 2017.

2018 Results

Net loss recognized for the year ended December 31, 2018 was $7.2 million ($0.44 net loss per basic and diluted share), compared to net income of $1.5 million ($0.01 net income per basic and diluted share) recognized for the year ended December 31, 2017. The change was primarily driven by an increase in restructuring expense and a reduction in tax benefit for the year ended December 31, 2018 compared to the same period in 2017.

QTS generated total consolidated (includes both core and non-core) revenues of $450.5 million during the year ended December 31, 2018, an increase of 0.9% compared to $446.5 million during the year ended December 31, 2017. QTS generated total Core revenues of $422.8 million during the year ended December 31, 2018, an increase of 14.1% compared to $370.4 million during the year ended December 31, 2017.

2 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

QTS generated Core Operating FFO of $149.3 million during the year ended December 31, 2018 an increase of 8.6% compared to Core Operating FFO of $137.5 million during the year ended December 31, 2017 Excluding the effects of the Company’s non-cash deferred tax benefit, Core Operating FFO was $148.3 million during the year ended December 31, 2018, an increase of 16.0% compared to Core Operating FFO of $127.8 million during the year ended December 31, 2017.

Core Operating FFO per fully diluted share was $2.57 during the year ended December 31, 2018, an increase of 5.8% compared to Core Operating FFO per fully diluted share of $2.43 during the year ended December 31, 2017. Excluding the effects of the Company’s non-cash deferred tax benefit, Core Operating FFO was $2.55 per fully diluted share during the year ended December 31, 2018, an increase of 12.8% compared to $2.26 per fully diluted share during the year ended December 31, 2017.

Additionally, QTS generated $218.1 million of Core Adjusted EBITDA for the year ended December 31, 2018, an increase of 21.8% compared to $179.1 million for the year ended December 31, 2017.

Leasing Activity

During the quarter and year ended December 31, 2018, QTS entered into new and modified renewal Core leases aggregating to $12.2 million and $64.5 million, respectively, of Core incremental annualized rent. The Company’s fourth quarter leasing performance was driven by strong sales in its hybrid colocation vertical,  contributing over 75% of the quarter’s incremental annualized rent. Pricing on new and modified leases signed during the fourth quarter was lower than the prior four quarter average primarily driven by a higher proportion of larger footprint hybrid colocation deals signed in the fourth quarter, including 5 deals in the 500 kilowatt to 2 megawatt range.

During the quarter and year ended December 31, 2018,  QTS renewed Core leases with total annualized rent of $14.8 million and $71.8 million at an average rent per square foot of $292 and $268, respectively, which was 6.0% lower and 2.4% higher than the annualized Core rent prior to their respective renewals. The decline in the renewal rate of 6.0% was largely due to three customers that signed commitments to significantly expand their respective footprints elsewhere in QTS’ footprint in addition to slight changes in their product mix, the net of which increased QTS’ MRR from these customers by 18%. If the lease renewals from these three customers were excluded from the renewal base, QTS’ renewal rates on a per square foot basis would have represented a 2.3%  and 4.4% increase relative to the pre-renewal rate for the quarter and year ended 2018, respectively. There is variability in the Company’s renewal rates based on the mix of product types renewed, and renewal rates are generally expected to increase in the low to mid-single digits as compared to pre-renewal pricing. Core Rental Churn (which the Company defines as Core MRR lost in the period to a customer intending to fully exit the QTS platform in the near term compared to total Core MRR at the beginning of the period) was 0.6% for the three months ended December 31, 2018, and 3.6% for the year ended December 31, 2018.

During the quarter and year ended December 31, 2018, QTS commenced Core customer leases (which includes new Core customers and also existing Core customers that renewed their lease term) representing approximately $47.3 million and $134.5 million of annualized rent at $240 and $376 per square foot, respectively.

As of December 31, 2018, the booked-not-billed MRR balance (which represents customer leases that have been executed, but for which lease payments have not commenced as of December 31, 2018)  was at a near record high of approximately $5.2 million, or $62.6 million of annualized rent, and compares to $4.9 million, or $59.0 million of annualized Core rent at September 30, 2018. The booked-not-billed balance is expected to contribute an incremental $27.6 million to revenue in 2019 (representing $40.3 million in annualized revenues), an incremental $7.2 million in 2020 (representing $10.7 million in annualized revenues), and an incremental $11.6 million in annualized revenues thereafter.

Development, Redevelopment, and Acquisitions

During the year ended December 31, 2018, the Company brought online approximately 20 megawatts of gross power and approximately 89,000 net rentable square feet (“NRSF”) of raised floor and customer specific capital at its Atlanta-Metro, Chicago, Irving, Piscataway and Ashburn facilities at an aggregate cost of approximately $205 million, which includes $17 million related to the underlying land at the Company’s Ashburn facility. In addition, during the fourth quarter of 2018,  the Company’s significant development activity continued at the Fort Worth, Ashburn, Irving, Chicago, Atlanta-Metro, Manassas, Santa Clara and Piscataway facilities to have  space ready for customers in 2019 and forward. The Company expects to bring an additional 154,000 raised floor NRSF into service in 2019 at an aggregate cost of approximately $327 million, of which $231 million has already been spent.

3 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

In October 2018, the Company completed an acquisition of 55 acres of land for approximately $80 million in Atlanta, Georgia adjacent to its existing Atlanta-Metro mega data center. The strategic site provides QTS the opportunity to extend its leadership position in Atlanta by expanding its Atlanta-Metro campus by at least an additional 150 megawatts.

GDT Transition Update

On February 20, 2018, QTS announced a strategic growth plan focused on realigning its product offerings around its primary hyperscale and hybrid colocation customer verticals. This included narrowing the scope of certain products in the Company’s Cloud and Managed Services business, primarily managed hosting, that QTS delivers and supports directly, as well as colocation revenue attached to certain customers in the Cloud and Managed Services business that were not expected to remain with QTS post transition (collectively “Non-Core” operations). The Company successfully completed the transition of its Non-Core operations to its strategic partner, General Datatech, L.P. (“GDT”) during the third quarter of 2018. As the GDT transition was completed as of December 31, 2018, both non-core revenue and expense for QTS will be fully removed from financial results beginning in 2019. In addition, QTS does not anticipate any additional material restructuring expenses related to the strategic growth plan will be incurred during 2019.

QTS and Alinda Capital Partners Announce Formation of $240 Million Joint Venture

Subsequent to the end of the fourth quarter of 2018, QTS announced the formation of a joint venture with Alinda Capital Partners (“Alinda”), a premier infrastructure investment firm. QTS contributed a 118,000 square foot hyperscale data center under development in Manassas, VA to the venture. The facility, which is currently leased to a global cloud-based software company pursuant to a 10-year lease agreement, was contributed at an expected stabilized value of approximately $240 million. QTS and Alinda will each own a 50% interest in the venture, which will be reflected as an unconsolidated joint venture on QTS’ reported financial statements beginning in the first quarter of 2019.

Through this joint venture, QTS is able to 1) raise upfront net capital proceeds of approximately $53 million at closing, which QTS expects to grow to approximately $87 million (including QTS’ share of the joint venture debt and the proceeds received at closing, and which number is subject to reduction under certain circumstances) the asset stabilizes; 2) reduce its capital funding requirement by an aggregate of approximately $120 million over the course of the full development of the stabilized Manassas facility while retaining a 50% proportionate stake in the net operating income generated by the facility; and 3) increase the expected stabilized return on QTS’ capital contribution in Manassas from approximately 9% to approximately 12%, including incremental management and development fees.

In addition, the joint venture represents potentially the first closed transaction as part of a broader strategic partnership with Alinda. The strategic partnership outlines a programmatic framework under which Alinda will be given the opportunity (but will not be obligated) to partner with QTS and contribute equity capital for specific data center development projects in support of QTS’ go-forward hyperscale growth strategy at a cap rate that is comparable to the initial joint venture. For additional details, please see QTS’ press release announcing the joint venture also issued on February 25, 2019.

Balance Sheet and Liquidity

As of December 31, 2018, the Company’s total debt balance net of cash and cash equivalents was approximately $1.3 billion, resulting in a net debt to annualized Consolidated Adjusted EBITDA of 5.7x. This ratio compares to the 5.3x net debt to annualized Consolidated Adjusted EBITDA reported in the third quarter of 2018, with the increase primarily a result of additional capital development spending (inclusive of the acquisition of land in Atlanta, Georgia) in the fourth quarter of 2018 funded through the Company’s unsecured revolving credit facility.

In November 2018, the Company amended its unsecured credit facility to include a one-year extension, with reduced pricing and enhanced covenant flexibility. The amended unsecured credit facility has a total capacity of $1.52 billion and includes a $350 million term loan which matures in December 2023, another $350 million term loan which matures in April 2024, and an $820 million revolving credit facility which matures in December 2022, with a one year extension option. Interest rates can vary based on leverage levels. The current interest rate on the term loans is LIBOR plus 1.3% and the current rate on the revolving credit facility is LIBOR plus 1.35%. This pricing represents a 20 basis point reduction from the interest rate on QTS' credit facility prior to the amendment. The amended unsecured credit facility also provides for borrowing capacity of up to $200 million in various foreign currencies, and a $500 million accordion feature to increase the credit facility up to $2.02 billion, subject to certain conditions, including consent of the agent and obtaining additional loan commitments.

In December 2018, the Company entered into $600 million of forward interest rate swap agreements. These include agreements that effectively extend existing floating to fixed interest rate swap agreements on $400 million of term loan borrowings by an additional

4 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

two years, coinciding with the respective maturity dates of the Company’s amended credit facility term loans. The weighted average effective fixed interest rate on the $400 million notional amount of term loan financing, following the execution of these two year swap agreements, will approximate 3.9%, commencing on December 17, 2021 and April 27, 2022 ($200 million of swaps allocated to each term loan), which effectively fixes the Company's interest rate at 3.9% including the 1.3% LIBOR spread in effect today pursuant to the Company's existing credit facility. The Company also entered into forward interest rate swap agreements that effectively will fix the interest rate on an additional $200 million of term loan borrowings from January 2, 2020 through the current maturity dates, which are December 17, 2023 and April 27, 2024 ($100 million of swaps allocated to each term loan). The weighted average effective fixed interest rate on the $200 million additional notional amount of term loan financing will approximate 3.9% commencing on January 2, 2020. Taking into account the additional interest rate swap agreements, the Company's pro forma exposure to fixed rate debt, as of December 31, 2018, has been increased to approximately 74% of total debt from approximately 68% as of September 30, 2018.

As of December 31, 2018, the Company had total available liquidity of approximately $576 million which was comprised of $564 million of available capacity under the Company’s unsecured revolving credit facility and approximately $12 million of cash and cash equivalents.

2019 Guidance

		2019 Guidance
		(excluding joint		Less: joint venture	(including joint
	2018 Core Actuals (1)	venture impact)		impact (2) (3) (4)	venture impact)
($ in millions except per share amounts)		Low	High		Low	High
Revenue	$422.8	$471	$485	$(12)	$459	$473
Adjusted EBITDA	$218.1	$246	$256	$(3)	$243	$253
Operating FFO per fully diluted share	$2.57	$2.61	$2.71	$—	$2.61	$2.71

(1)	2018 Core Actuals exclude results from the Non-Core business unit for the year ended December 31, 2018.
(2)

Consistent with GAAP accounting standards, QTS expects the closing of the joint venture will result in a reduction in QTS’ full-year 2019 reported revenue of approximately $12 million, representing 100% of the expected revenue from the Manassas facility.

(3)

Consistent with GAAP accounting and NAREIT-defined standards, QTS expects to include its proportionate ownership of EBITDAre in its reported EBITDAre and adjusted EBITDA results. QTS expects the closing of the joint venture will result in an approximately $3 million reduction in reported 2019 adjusted EBITDA to reflect the impact from QTS’ 50% reduced proportionate ownership in the Manassas facility contributed to the unconsolidated joint venture.

(4)

Consistent with GAAP accounting and NAREIT-defined standards, QTS expects to include its proportionate ownership of Funds from Operations from the joint venture in its reported Funds from Operations, Operating Funds from Operations and Operating Funds from Operations per diluted share results.

The Company’s 2019 guidance includes the effects of the recently announced joint venture, which will be reflected as an unconsolidated joint venture on QTS’ reported financial statements beginning in the first quarter of 2019. Consistent with GAAP accounting standards, revenue from the unconsolidated joint venture will be removed from QTS’ reported GAAP financial statements. Also consistent with GAAP accounting and NAREIT-defined standards, QTS anticipates including its proportionate ownership of EBITDAre and Funds from Operations from the joint venture in its reported EBITDAre and Funds from Operations results, respectively.

QTS expects the joint venture will result in a reduction in QTS’ full-year 2019 reported revenue of approximately $12 million, representing 100% of the expected revenue from the Manassas facility. In addition, the Company expects the joint venture will result in an approximate $3 million reduction in its reported 2019 adjusted EBITDA to reflect the impact from QTS’ 50% reduced proportionate ownership in the Manassas facility contributed to the unconsolidated joint venture.

As the joint venture provides the opportunity for QTS to balance a higher return on capital, against reduced capital spending, QTS does not anticipate the closing of the joint venture will have a material impact on its 2019 reported Operating FFO per share.

The Company’s 2019 guidance assumes rental churn for the full year of between 3% and 6%, consistent with its initial target range for 2018. In addition, for the full-year 2019, QTS expects to spend between $450 million and $500 million in cash capital expenditures, excluding any acquisitions. The Company’s 2019 capital expenditure guidance includes its proportionate share of cash capital expenditures in the Manassas development which was contributed to the unconsolidated joint venture.

QTS does not provide reconciliations for the non-GAAP financial measures included in its guidance provided above due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income (loss) and adjustments that could be made for restructuring costs, transaction costs, lease exit costs, asset impairments and loss on disposals and other charges as those amounts are subject to significant variability based on future transactions that are not yet known, the amount of which, based on historical experience, could be significant.

5 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described below. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of non-GAAP financial measures provide meaningful supplemental information to both management and investors that is indicative of the Company’s operations. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

Conference Call Details

The Company will host a conference call and webcast on February 25, 2019, at 4:30 p.m. Eastern time (3:30 p.m. Central time) to discuss its financial results, current business trends and market conditions.

The dial-in number for the conference call is (877) 883-0383 (U.S.) or (412) 902-6506 (International). The participant entry number is 3785803# and callers are asked to dial in ten minutes prior to start time. A link to the live broadcast and the replay will be available on the Company’s website  (www.qtsdatacenters.com) under the Investors tab.

About QTS

QTS Realty Trust, Inc. (NYSE: QTS) is a leading provider of data center solutions across a diverse footprint spanning more than 6 million square feet of owned mega scale data center space throughout North America. Through its software-defined technology platform, QTS is able to deliver secure, compliant infrastructure solutions, robust connectivity and premium customer service to leading hyperscale technology companies, enterprises, and government entities. QTS owns, operates or manages 25 data centers and supports more than 1,100 Core customers primarily in North America.

QTS Investor Relations Contact

Stephen Douglas – Vice President – Finance

ir@qtsdatacenters.com

Forward Looking Statements

Some of the statements contained in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the Company’s capital resources, portfolio performance, results of operations, anticipated growth in our funds from operations and anticipated market conditions contain forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You also can identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this release reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; obsolescence or reduction in marketability of our infrastructure due to changing industry demands; global, national and local economic conditions; the Company’s ability to successfully execute its strategic growth plan and realize its expected benefits; risks related to the Company’s international operations; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties or lines of business; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on, or termination or non-renewal of leases by customers; decreased rental rates or increased vacancy rates; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market

6 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

fluctuations; changes in real estate and zoning laws, revaluations for tax purposes and increases in real property tax rates; and limitations inherent in our current and any future joint venture investments, such as lack of sole decision-making authority and reliance on our partners' financial condition.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. Any forward-looking statement speaks only as of the date on which it was made. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and other periodic reports the Company files with the Securities and Exchange Commission.

7 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Consolidated Balance Sheets

(in thousands except shares data)

	December 31,	December 31,
	2018 (1)	2017 (1)
ASSETS
Real Estate Assets
Land	$105,541	$88,216
Buildings, improvements and equipment	1,917,251	1,701,287
Less: Accumulated depreciation	(467,644)	(394,823)
	1,555,148	1,394,680
Construction in progress (2)	790,064	567,819
Real Estate Assets, net	2,345,212	1,962,499
Cash and cash equivalents	11,759	8,243
Rents and other receivables, net	55,093	47,046
Acquired intangibles, net	95,451	109,451
Deferred costs, net (3) (4)	45,096	41,545
Prepaid expenses	6,822	6,163
Goodwill	173,843	173,843
Assets held for sale	71,800	—
Other assets, net (5)	56,893	66,266
TOTAL ASSETS	$2,861,969	$2,415,056

LIABILITIES
Unsecured credit facility, net (4)	$945,657	$825,186
Senior notes, net of debt issuance costs (4)	394,786	394,178
Capital lease, lease financing obligations and mortgage notes payable	4,674	10,565
Accounts payable and accrued liabilities	99,166	113,430
Dividends and distributions payable	29,633	22,222
Advance rents, security deposits and other liabilities	32,679	28,903
Liabilities held for sale	24,349	—
Deferred income taxes	1,097	4,611
Deferred income	33,241	25,305
TOTAL LIABILITIES	1,565,282	1,424,400

EQUITY
7.125% Series A cumulative redeemable perpetual preferred stock: $0.01 par value (liquidation preference $25.00 per share), 4,600,000 shares authorized, 4,280,000 shares issued and outstanding as of December 31, 2018; zero shares authorized, issued and outstanding as of December 31, 2017 (6)	103,212	—
6.50% Series B cumulative convertible perpetual preferred stock: $0.01 par value (liquidation preference $100.00 per share), 3,162,500 shares authorized, issued and outstanding as of December 31, 2018; zero shares authorized, issued and outstanding as of December 31, 2017 (7)	304,265	—
Common stock: $0.01 par value, 450,133,000 shares authorized, 51,123,417 and 50,701,795 shares issued and outstanding as of December 31, 2018 and December 31, 2017, respectively	511	507
Additional paid-in capital	1,062,473	1,049,176
Accumulated other comprehensive income	2,073	1,283
Accumulated dividends in excess of earnings	(278,548)	(173,552)
Total stockholders’ equity	1,193,986	877,414
Noncontrolling interests	102,701	113,242
TOTAL EQUITY	1,296,687	990,656
TOTAL LIABILITIES AND EQUITY	$2,861,969	$2,415,056

(1)

The balance sheet at December 31, 2018 and December 31, 2017, has been derived from the consolidated financial statements at that date, but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

(2)

As of December 31, 2018, construction in progress included $205.4 million related to land acquisitions whereby the initiation of development activities has begun to prepare the property for its intended use.

(3)

As of December 31, 2018 and December 31, 2017, deferred costs, net included $7.7 million and $7.9 million of deferred financing costs net of amortization, respectively, and $37.4 million and $33.7 million of deferred leasing costs net of amortization, respectively.

(4)

Debt issuance costs, net related to the Senior Notes and term loan portion of the Company’s unsecured credit facility aggregating $11.6 million and $11.6 million at December 31, 2018 and December 31, 2017, respectively, have been netted against the related debt liability line items for both periods presented.

(5)

As of December 31, 2018 and December 31, 2017, other assets, net included $48.8 million and $57.4 million of corporate fixed assets, respectively, primarily relating to construction of corporate offices, leasehold improvements and product related assets.

(6)	As of December 31, 2018, the total liquidation preference of the Series A Preferred Stock was $107.0 million, calculated as $25.00 liquidation preference per share times 4,280,000 shares outstanding.
(7)	As of December 31, 2018, the total liquidation preference of the Series B Preferred Stock was $316.3 million, calculated as $100.00 liquidation preference per share times 3,162,500 shares outstanding.

8 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Consolidated Statements of Operations

(in thousands except share and per share data)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2018	2018	2017	2018	2017
Revenues:
Rental	$94,150	$91,733	$90,078	$360,828	$335,819
Recoveries from customers	11,629	11,800	11,053	45,386	37,886
Cloud and managed services	4,020	7,537	15,421	35,712	65,466
Other (1)	2,538	1,143	2,359	8,598	7,339
Total revenues	112,337	112,213	118,911	450,524	446,510
Operating expenses:
Property operating costs	35,721	38,217	41,199	148,236	153,209
Real estate taxes and insurance	3,297	3,088	2,750	12,193	11,959
Depreciation and amortization	38,258	37,900	37,140	149,891	140,924
General and administrative (2)	17,670	19,922	20,820	80,857	87,231
Transaction, integration and impairment costs	269	901	9,449	2,743	11,060
Restructuring (3)	4,246	13,737	—	37,943	—
Total operating expenses	99,461	113,765	111,358	431,863	404,383

Operating income (loss)	12,876	(1,552)	7,553	18,661	42,127

Other income and expense:
Interest income	58	66	1	150	67
Interest expense	(6,050)	(6,386)	(8,049)	(28,749)	(30,523)
Debt restructuring costs	(605)	—	(19,992)	(605)	(19,992)
Income (loss) before taxes	6,279	(7,872)	(20,487)	(10,543)	(8,321)
Tax benefit of taxable REIT subsidiaries	123	980	4,374	3,368	9,778
Net income (loss)	6,402	(6,892)	(16,113)	(7,175)	1,457
Net (income) loss attributable to noncontrolling interests (4)	74	1,610	1,971	2,715	(175)
Net income (loss) attributable to QTS Realty Trust, Inc.	$6,476	$(5,282)	$(14,142)	$(4,460)	$1,282
Preferred stock dividends	(7,045)	(7,045)	—	(16,666)	—
Net income (loss) attributable to common stockholders	$(569)	$(12,327)	$(14,142)	$(21,126)	$1,282

Net income (loss) per share attributable to common shares:
Basic (5)	$(0.02)	$(0.25)	$(0.29)	$(0.44)	$0.01
Diluted (5)	(0.02)	(0.25)	(0.29)	(0.44)	0.01

(1)

Other revenue – Includes straight line rent, sales of scrap metals and other unused materials and various other revenue items. Straight line rent was $2.1 million, $1.2 million and $2.3 million for the three months ended December 31, 2018,  September 30, 2018 and December 31, 2017, respectively. Straight line rent was $7.4 million and $6.1 million for the years ended December 31, 2018 and 2017, respectively.

(2)

General and administrative expenses – Includes personnel costs, sales and marketing costs, professional fees, travel costs, product investment costs and other corporate general and administrative expenses. General and administrative expenses were 15.7%,  17.8%, and 17.5% of total revenues for the three months ended December 31, 2018,  September 30, 2018 and December 31, 2017, respectively. General and administrative expenses were 17.9% and 19.5% of total revenues for the years ended December 31, 2018 and 2017, respectively.

(3)

Restructuring Costs –  The Company incurred $4.2 million of restructuring expenses for the three months ended December 31, 2018 associated with its strategic growth plan, of which $4.1 million related to product and other expenses and $0.1 million related to severance expenses. The Company incurred $37.9 million of restructuring expenses for the year ended December 31, 2018 associated with its strategic growth plan, of which $23.3 million related to product and other expenses, $7.7 million related to equity-based compensation and professional fees, and $6.9 million related to severance expenses.

(4)

Noncontrolling interest – The weighted average noncontrolling ownership interest of QualityTech,  LP was 11.5%,  11.5% and 11.5% for the three months ended December 31, 2018,  September 30, 2018 and December 31, 2017, respectively, and 11.5% and 12.0% for the years ended December 31, 2018 and 2017, respectively.

(5)	Basic and diluted net income (loss) per share were calculated using the two-class method.

9 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Consolidated Statements of Comprehensive Income

(in thousands)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2018	2018	2017	2018	2017
Net income (loss)	$6,402	$(6,892)	$(16,113)	$(7,175)	$1,457
Other comprehensive income (loss):
Increase (decrease) in fair value of interest rate swaps	(9,079)	1,429	3,234	895	1,449
Reclassification of other comprehensive income to interest expense	(300)	(83)	—	110	—
Comprehensive income (loss)	(2,977)	(5,546)	(12,879)	(6,170)	2,906
Comprehensive (income) loss attributable to noncontrolling interests	343	639	1,577	711	(349)
Comprehensive income (loss) attributable to QTS Realty Trust, Inc.	$(2,634)	$(4,907)	$(11,302)	$(5,459)	$2,557

10 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to FFO, Operating FFO, Adjusted Operating FFO, Core FFO, Core Operating FFO and Adjusted Core Operating FFO

The Company considers funds from operations (“FFO”), to be a supplemental measure of its performance which should be considered along with, but not as an alternative to, net income (loss) and cash provided by operating activities as a measure of operating performance. The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of property, real estate-related depreciation and amortization and similar adjustments for unconsolidated partnerships and joint ventures. The Company’s management uses FFO as a supplemental performance measure because, in excluding real estate-related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its core operating performance, management computes an adjusted measure of FFO, which the Company refers to as Operating FFO. The Company generally calculates Operating FFO as FFO excluding certain non-routine charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent other REITs calculate Operating FFO on a comparable basis, between REITs.

Operating FFO and Adjusted Operating Funds From Operations (“Adjusted Operating FFO”) are non-GAAP measures that are used as supplemental operating measures and to provide additional information to users of the financial statements. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs and bond discount, non-real estate depreciation, straight line rent adjustments, deferred taxes and non-cash compensation.

The Company offers these measures because it recognizes that FFO, Operating FFO and Adjusted Operating FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO, Operating FFO and Adjusted Operating FFO exclude real estate depreciation and amortization and capture neither the changes in the value of the Company’s properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact its financial condition, cash flows and results of operations, the utility of FFO, Operating FFO and Adjusted Operating FFO as measures of its operating performance is limited. The Company’s calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO in accordance with NAREIT guidance. In addition, the Company’s calculations of FFO, Operating FFO and Adjusted Operating FFO are not necessarily comparable to FFO, Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. FFO, Operating FFO and Adjusted Operating FFO are non-GAAP measures and should not be considered a measure of the Company’s results of operations or liquidity or as a substitute for, or an alternative to, net income (loss), cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund its cash needs, including its ability to make distributions to its stockholders.

Core FFO, Core Operating FFO and Adjusted Core Operating FFO represent FFO, Operating FFO and Adjusted Operating FFO of the Company’s Core business, respectively, and are used as supplemental performance measures because they reflect results of the portion of the business the Company expected to retain following completion of the strategic growth plan.

11 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

A reconciliation of net income (loss) to FFO, Operating FFO and Adjusted Operating FFO on a Core and Non-Core basis is presented below (unaudited and in thousands):

	Three Months Ended
	December 31, 2018			September 30, 2018			December 31, 2017
	Core	Non-Core	Total	Core	Non-Core	Total	Core	Non-Core	Total
FFO
Net income (loss)	$10,474	$(4,072)	$6,402	$7,576	$(14,468)	$(6,892)	$(11,009)	$(5,104)	$(16,113)
Real estate depreciation and amortization	35,640	—	35,640	34,023	556	34,579	31,676	863	32,539
FFO	46,114	(4,072)	42,042	41,599	(13,912)	27,687	20,667	(4,241)	16,426
Preferred stock dividends	(7,045)	—	(7,045)	(7,045)	—	(7,045)	—	—	—
FFO available to common stockholders & OP unit holders	39,069	(4,072)	34,997	34,554	(13,912)	20,642	20,667	(4,241)	16,426

Debt restructuring costs	605	—	605	—	—	—	19,992	—	19,992
Restructuring costs	138	4,108	4,246	—	13,737	13,737	—	—	—
Transaction, integration and impairment costs	269	—	269	901	—	901	302	9,147	9,449
Tax benefit associated with restructuring, transaction and integration costs	—	(161)	(161)	—	(571)	(571)	—	—	—
Operating FFO available to common stockholders & OP unit holders*	40,081	(125)	39,956	35,455	(746)	34,709	40,961	4,906	45,867

Maintenance Capex	(1,460)	—	(1,460)	(1,660)	—	(1,660)	(848)	—	(848)
Leasing commissions paid	(5,204)	—	(5,204)	(5,212)	(249)	(5,461)	(5,840)	(459)	(6,299)
Amortization of deferred financing costs and bond discount	974	—	974	959	—	959	925	—	925
Non real estate depreciation and amortization	2,619	—	2,619	2,670	650	3,320	2,571	2,030	4,601
Straight line rent revenue and expense and other	(1,958)	6	(1,952)	(1,013)	(54)	(1,067)	(1,329)	(725)	(2,054)
Tax expense (benefit) from operating results	38	—	38	(409)	—	(409)	(3,879)	(495)	(4,374)
Equity-based compensation expense	3,531	—	3,531	3,961	—	3,961	2,933	423	3,356
Adjusted Operating FFO available to common stockholders & OP unit holders*	$38,621	$(119)	$38,502	$34,751	$(399)	$34,352	$35,494	$5,680	$41,174

*

The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

	Year Ended
	December 31, 2018			December 31, 2017
	Core	Non-Core	Total	Core	Non-Core	Total
FFO
Net income (loss)	$28,530	$(35,705)	$(7,175)	$(4,611)	$6,068	$1,457
Real estate depreciation and amortization	133,948	2,171	136,119	120,188	3,367	123,555
FFO	162,478	(33,534)	128,944	115,577	9,435	125,012
Preferred stock dividends	(16,666)	—	(16,666)	—	—	—
FFO available to common stockholders & OP unit holders	145,812	(33,534)	112,278	115,577	9,435	125,012

Debt restructuring costs	605	—	605	19,992	—	19,992
Restructuring costs	138	37,805	37,943	—	—	—
Transaction, integration and impairment costs	2,743	—	2,743	1,913	9,147	11,060
Tax benefit associated with restructuring, transaction and integration costs	—	(2,408)	(2,408)	—	—	—
Operating FFO available to common stockholders & OP unit holders*	149,298	1,863	151,161	137,482	18,582	156,064

Maintenance Capex	(6,662)	—	(6,662)	(5,009)	—	(5,009)
Leasing commissions paid	(23,855)	(391)	(24,246)	(14,732)	(5,383)	(20,115)
Amortization of deferred financing costs and bond discount	3,856	—	3,856	3,868	—	3,868
Non real estate depreciation and amortization	9,577	4,195	13,772	8,635	8,734	17,369
Straight line rent revenue and expense and other	(6,780)	10	(6,770)	(3,717)	(1,250)	(4,967)
Tax expense (benefit) from operating results	(960)	—	(960)	(9,655)	(123)	(9,778)
Equity-based compensation expense	14,972	—	14,972	12,191	1,672	13,863
Adjusted Operating FFO available to common stockholders & OP unit holders*	$139,446	$5,677	$145,123	$129,063	$22,232	$151,295

*

The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

12 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to EBITDAre, Adjusted EBITDA, Core EBITDAre, and Core Adjusted EBITDA

The Company considers earnings before interest, taxes, depreciation and amortization for real estate (“EBITDAre”), to be a supplemental measure of its performance which should be considered along with, but not as an alternative to, net income (loss) and cash provided by operating activities as a measure of operating performance. The Company calculates EBITDAre in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). EBITDAre represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of depreciated property, income tax expense (or benefit), interest expense, depreciation and amortization, impairments of depreciated property and unconsolidated partnerships and joint ventures, and similar adjustments for unconsolidated partnerships and joint ventures. The Company’s management uses EBITDAre as a supplemental performance measure because it provides a performance measure that, when compared year over year, captures the performance of the Company’s operations by removing the impact of capital structure (primarily interest expense) and asset base charges (primarily depreciation and amortization) from its operating results.

Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its operating performance, management computes an adjusted measure of EBITDAre, which the Company refers to as Adjusted EBITDA. The Company generally calculates Adjusted EBITDA excluding certain non-routine charges, write off of unamortized deferred financing costs, gains (losses) on extinguishment of debt, and transaction and integration costs, in addition to non-cash recurring costs such as equity-based compensation. The Company believes that Adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent other REITs calculate Adjusted EBITDA on a comparable basis, between REITs.

Management uses EBITDAre and Adjusted EBITDA as supplemental performance measures as they provide useful measures of assessing the Company’s operating results. Other companies may not calculate EBITDAre or Adjusted EBITDA in the same manner. Accordingly, the Company’s EBITDAre and Adjusted EBITDA may not be comparable to others. EBITDAre and Adjusted EBITDA should be considered only as supplements to net income (loss) as measures of the Company’s performance and should not be used as substitutes for net income (loss), as measures of its results of operations or liquidity or as an indications of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

A reconciliation of net income (loss) to EBITDAre and Adjusted EBITDA on a Core and Non-Core basis is presented below (unaudited and in thousands):

	Three Months Ended
	December 31, 2018			September 30, 2018			December 31, 2017
	Core	Non-Core	Total	Core	Non-Core	Total	Core	Non-Core	Total
EBITDAre and Adjusted EBITDA
Net income (loss)	$10,474	$(4,072)	$6,402	$7,576	$(14,468)	$(6,892)	$(11,009)	$(5,104)	$(16,113)
Interest income	(58)	—	(58)	(66)	—	(66)	(1)	—	(1)
Interest expense	6,050	—	6,050	6,384	2	6,386	8,049	—	8,049
Tax expense (benefit) of taxable REIT subsidiaries	38	(161)	(123)	(409)	(571)	(980)	(3,879)	(495)	(4,374)
Depreciation and amortization	38,259	—	38,259	36,693	1,206	37,899	34,247	2,893	37,140
Loss on disposition of depreciated property and impairment write-downs of depreciated property	—	1,288	1,288	—	7,409	7,409	—	4,219	4,219
EBITDAre	$54,763	$(2,945)	$51,818	$50,178	$(6,422)	$43,756	$27,407	$1,513	$28,920

Debt restructuring costs	605	—	605	—	—	—	19,992	—	19,992
Equity-based compensation expense	3,531	—	3,531	3,961	—	3,961	2,933	423	3,356
Restructuring costs	138	2,820	2,958	—	6,328	6,328	—	—	—
Transaction, integration and impairment costs	269	—	269	901	—	901	302	4,928	5,230
Adjusted EBITDA	$59,306	$(125)	$59,181	$55,040	$(94)	$54,946	$50,634	$6,864	$57,498

13 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

	Year Ended
	December 31, 2018			December 31, 2017
	Core	Non-Core	Total	Core	Non-Core	Total
EBITDAre and Adjusted EBITDA
Net income (loss)	$28,530	$(35,705)	$(7,175)	$(4,611)	$6,068	$1,457
Interest income	(150)	—	(150)	(67)	—	(67)
Interest expense	28,736	13	28,749	30,497	26	30,523
Tax benefit of taxable REIT subsidiaries	(960)	(2,408)	(3,368)	(9,655)	(123)	(9,778)
Depreciation and amortization	143,525	6,366	149,891	128,823	12,101	140,924
Loss on disposition of depreciated property and impairment write-downs of depreciated property	—	15,836	15,836	—	4,219	4,219
EBITDAre	$199,681	$(15,898)	$183,783	$144,987	$22,291	$167,278

Debt restructuring costs	605	—	605	19,992	—	19,992
Equity-based compensation expense	14,972	—	14,972	12,191	1,672	13,863
Restructuring costs	138	21,969	22,107	—	—	—
Transaction, integration and impairment costs	2,743	—	2,743	1,913	4,928	6,841
Adjusted EBITDA	$218,139	$6,071	$224,210	$179,083	$28,891	$207,974

14 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to Net Operating Income (NOI) and Core NOI

The Company calculates net operating income (“NOI”) as net income (loss) (computed in accordance with GAAP), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, gain (loss) on extinguishment of debt, transaction and integration costs, gain (loss) on sale of real estate, restructuring costs and general and administrative expenses. The Company allocates a management fee charge of 4% of cash revenues for all facilities, with the exception of the leased facilities acquired in 2015 which are allocated a charge of 10% of cash revenues, as a property operating cost and a corresponding reduction to general and administrative expense to cover the day-to-day administrative costs to operate our data centers. The management fee charge is reflected as a reduction to net operating income.

Management uses NOI as a supplemental performance measure because it provides a useful measure of the operating results from its customer leases. In addition, management believes it is useful to investors in evaluating and comparing the operating performance of its properties and to compute the fair value of its properties. The Company’s NOI may not be comparable to other REITs’ NOI as other REITs may not calculate NOI in the same manner. NOI should be considered only as a supplement to net income (loss) as a measure of the Company’s performance and should not be used as a measure of results of operations or liquidity or as an indication of funds available to meet cash needs, including the ability to make distributions to stockholders. NOI is a measure of the operating performance of the Company’s properties and not of the Company’s performance as a whole. Core NOI represents NOI of the Company’s Core business and is used as a supplemental performance measure because it reflects results of the portion of the business the Company expected to retain following completion of the strategic growth plan. NOI and Core NOI are therefore not substitutes for net income (loss) as computed in accordance with GAAP.

A reconciliation of net income (loss) to NOI and Core NOI is presented below (unaudited and in thousands):

	Three Months Ended
	December 31, 2018			September 30, 2018			December 31, 2017
	Core	Non-Core	Total	Core	Non-Core	Total	Core	Non-Core	Total
Net Operating Income (NOI)
Net income (loss)	$10,474	$(4,072)	$6,402	$7,576	$(14,468)	$(6,892)	$(11,009)	$(5,104)	$(16,113)
Interest income	(58)	—	(58)	(66)	—	(66)	(1)	—	(1)
Interest expense	6,050	—	6,050	6,384	2	6,386	8,049	—	8,049
Depreciation and amortization	38,259	—	38,259	36,693	1,206	37,899	34,247	2,893	37,140
Debt restructuring costs	605	—	605	—	—	—	19,992	—	19,992
Tax expense (benefit) of taxable REIT subsidiaries	38	(161)	(123)	(409)	(571)	(980)	(3,879)	(495)	(4,374)
Transaction, integration and impairment costs	269	—	269	901	—	901	302	9,147	9,449
General and administrative expenses	17,551	118	17,669	17,732	2,191	19,923	16,762	4,058	20,820
Restructuring	138	4,108	4,246	—	13,737	13,737	—	—	—
NOI (1)	$73,326	$(7)	$73,319	$68,811	$2,097	$70,908	$64,463	$10,499	$74,962

(1)

Includes facility level G&A expense allocation charges of 4% of cash revenue for all facilities, with the exception of the leased facilities acquired in 2015, which include G&A expense allocation charges of 10% of cash revenue.  These allocated charges, with respect to Core operations, aggregated to $5.1 million, $4.6 million and $4.3 million for the three months ended December 31, 2018,  September 30, 2018 and December 31, 2017, respectively.

	Year Ended
	December 31, 2018			December 31, 2017
	Core	Non-Core	Total	Core	Non-Core	Total
Net Operating Income (NOI)
Net income (loss)	$28,530	$(35,705)	$(7,175)	$(4,611)	$6,068	$1,457
Interest income	(150)	—	(150)	(67)	—	(67)
Interest expense	28,736	13	28,749	30,497	26	30,523
Depreciation and amortization	143,525	6,366	149,891	128,823	12,101	140,924
Debt restructuring costs	605	—	605	19,992	—	19,992
Tax benefit of taxable REIT subsidiaries	(960)	(2,408)	(3,368)	(9,655)	(123)	(9,778)
Transaction, integration and impairment costs	2,743	—	2,743	1,913	9,147	11,060
General and administrative expenses	71,401	9,456	80,857	67,740	19,491	87,231
Restructuring	138	37,805	37,943	—	—	—
NOI (1)	$274,568	$15,527	$290,095	$234,632	$46,710	$281,342

(1)

Includes facility level G&A expense allocation charges of 4% of cash revenue for all facilities, with the exception of the leased facilities acquired in 2015, which include G&A expense allocation charges of 10% of cash revenue.  These allocated charges, with respect to Core operations, aggregated to $18.5 million and $15.9 million for the years ended December 31, 2018 and 2017, respectively.

15 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Reconciliations of Total Revenues to Recognized MRR in the period, MRR at period end, Core Recognized MRR in the period and Core MRR at period end

The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. This amount reflects the annualized cash rental payments. It does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted.

Separately, the Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its rental and cloud and managed services activities, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues.

Management uses MRR, recognized MRR and Core MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from the Company’s customer leases and customer leases attributable to the Company’s Core business. MRR, recognized MRR and Core MRR should not be viewed by investors as alternatives to actual monthly revenue, as determined in accordance with GAAP. Other companies may not calculate MRR, recognized MRR or Core MRR in the same manner. Accordingly, the Company’s MRR, recognized MRR and Core MRR may not be comparable to other companies’ MRR, recognized MRR and Core MRR. MRR, recognized MRR and Core MRR should be considered only as supplements to total revenues as a measure of its performance. MRR, recognized MRR and Core MRR should not be used as measures of the Company’s results of operations or liquidity, nor is it indicative of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

A reconciliation of total revenues to recognized MRR in the period and MRR and Core MRR at period-end on a Core and Non-Core basis is presented below (unaudited and in thousands):

	Three Months Ended
	December 31, 2018			September 30, 2018			December 31, 2017
	Core	Non-Core	Total	Core	Non-Core	Total	Core	Non-Core	Total
Recognized MRR in the period
Total period revenues	$112,334	$3	$112,337	$107,513	$4,700	$112,213	$100,617	$18,294	$118,911
Less: Total period recoveries	(11,629)	—	(11,629)	(11,800)	—	(11,800)	(11,053)	—	(11,053)
Total period deferred setup fees	(3,104)	—	(3,104)	(3,174)	(101)	(3,275)	(2,714)	(265)	(2,979)
Total period straight line rent and other	(4,465)	(34)	(4,499)	(1,701)	(2,171)	(3,872)	(7,551)	(1,891)	(9,442)
Recognized MRR in the period	93,136	(31)	93,105	90,838	2,428	93,266	79,299	16,138	95,437

MRR at period end
Total period revenues	$112,334	$3	$112,337	$107,513	$4,700	$112,213	$100,617	$18,294	$118,911
Less: Total revenues excluding last month	(73,852)	(2)	(73,854)	(71,443)	(4,416)	(75,859)	(66,550)	(12,196)	(78,746)
Total revenues for last month of period	38,482	1	38,483	36,070	284	36,354	34,067	6,098	40,165
Less: Last month recoveries	(3,822)	—	(3,822)	(3,896)	—	(3,896)	(3,175)	—	(3,175)
Last month deferred setup fees	(1,015)	—	(1,015)	(1,095)	—	(1,095)	(1,035)	(88)	(1,123)
Last month straight line rent and other	(2,504)	(1)	(2,505)	(979)	356	(623)	(2,682)	(1,477)	(4,159)
MRR at period end	$31,141	$—	$31,141	$30,100	$640	$30,740	$27,175	$4,533	$31,708

	Year Ended
	December 31, 2018			December 31, 2017
	Core	Non-Core	Total	Core	Non-Core	Total
Recognized MRR in the period
Total period revenues	$422,786	$27,738	$450,524	$370,392	$76,118	$446,510
Less: Total period recoveries	(45,386)	—	(45,386)	(37,797)	(89)	(37,886)
Total period deferred setup fees	(12,239)	(236)	(12,475)	(9,726)	(964)	(10,690)
Total period straight line rent and other	(12,087)	(5,061)	(17,148)	(17,358)	(5,490)	(22,848)
Recognized MRR in the period	353,074	22,441	375,515	305,511	69,575	375,086

MRR at period end
Total period revenues	$422,786	$27,738	$450,524	$370,392	$76,118	$446,510
Less: Total revenues excluding last month	(384,304)	(27,737)	(412,041)	(336,325)	(70,020)	(406,345)
Total revenues for last month of period	38,482	1	38,483	34,067	6,098	40,165
Less: Last month recoveries	(3,822)	—	(3,822)	(3,175)	—	(3,175)
Last month deferred setup fees	(1,015)	—	(1,015)	(1,035)	(88)	(1,123)
Last month straight line rent and other	(2,504)	(1)	(2,505)	(2,682)	(1,477)	(4,159)
MRR at period end	$31,141	$—	$31,141	$27,175	$4,533	$31,708

16 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Core/Non-Core Reconciliations

In conjunction with its strategic growth plan announced in the first quarter of 2018, QTS realigned its product offerings around hyperscale and hybrid colocation, while exiting certain of its Cloud and Managed Services offerings, primarily managed hosting, as well as colocation revenue attached to certain customers in the Cloud and Managed Services business that did not remain with QTS post transition (collectively “Non-Core” operations). QTS has realigned information included in this release to focus its key performance metrics around its core business, which primarily consists of its hyperscale and hybrid colocation businesses, along with technology and services from its Cloud and Managed Services business that support hyperscale and hybrid colocation customers (collectively, the “Core” business), which together are the Company’s primary business following the completion of the strategic growth plan which was completed as of December 31, 2018.

The table below includes certain non-GAAP financial measures, separated on a Core / Non-Core basis, which management believes is helpful to understanding the financial results of the Company’s Core business.

In order to bifurcate revenues and costs the Company utilized the following methodology: for managed service revenue, QTS identified the specific products that it divested in 2018, and allocated their specific revenue to Non-Core operations; and for customers that had Non-Core managed service revenue and also had colocation revenue, the Company performed an analysis on a customer-by-customer basis to determine the portion of colocation revenue considered to be Non-Core.

For operating costs, the Company identified costs such as rent expense, software licenses, communications expenses and repairs and maintenance costs associated with servicing the aforementioned Non-Core revenue and classified those costs as Non-Core.

For general and administrative costs, certain personnel costs, including severance benefits and equity-based compensation, that were associated with personnel impacted by the strategic growth plan have been reclassified to restructuring costs. For current and prior periods Non-Core personnel costs associated with wages and salaries were not reclassified to restructuring cost but are shown in their respective line items as Non-Core. QTS identified the software costs, communications expense and other similar general and administrative costs that are utilized to support the aforementioned revenue and reclassified those costs to Non-Core accordingly.

For depreciation costs, the Company identified the equipment that services the impacted customers, which QTS expected to dispose of in the transaction, and reclassified the associated depreciation costs to Non-Core. Write-offs of capitalized equipment or other capitalized costs that QTS has abandoned have been reclassified to restructuring costs.

17 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

Below is selected financial data depicting Core and Non-Core reconciliations (unaudited and in thousands):

	Three Months Ended			Three Months Ended			Three Months Ended
	December 31, 2018			September 30, 2018			December 31, 2017
Selected Income Statement Data	Core	Non-Core	Total	Core	Non-Core	Total	Core	Non-Core	Total
Total Revenues	$112,334	$3	$112,337	$107,513	$4,700	$112,213	$100,617	$18,294	$118,911
Less: Operating costs (1)	39,008	10	39,018	38,702	2,603	41,305	36,154	7,795	43,949
Net operating income	73,326	(7)	73,319	68,811	2,097	70,908	64,463	10,499	74,962

Less: General & administrative expenses (excluding equity-based compensation expense)	14,020	118	14,138	13,771	2,191	15,962	13,829	3,635	17,464
Adjusted EBITDA	59,306	(125)	59,181	55,040	(94)	54,946	50,634	6,864	57,498

Less:
Equity-based compensation expense	3,531	—	3,531	3,961	—	3,961	2,933	423	3,356
Interest income	(58)	—	(58)	(66)	—	(66)	(1)	—	(1)
Interest expense	6,050	—	6,050	6,384	2	6,386	8,049	—	8,049
Tax expense (benefit) from operating results	38	—	38	(409)	—	(409)	(3,879)	(495)	(4,374)
Non real estate depreciation and amortization	2,619	—	2,619	2,670	650	3,320	2,571	2,030	4,601
Preferred stock dividends	7,045	—	7,045	7,045	—	7,045	—	—	—
Operating FFO available to common stockholders & OP unit holders	40,081	(125)	39,956	35,455	(746)	34,709	40,961	4,906	45,867

OFFO per share	0.69	(0.00)	0.69	0.61	(0.01)	0.60	0.71	0.08	0.79

Adjustments:
Transaction, integration and impairment costs	(269)	—	(269)	(901)	—	(901)	(302)	(9,147)	(9,449)
Restructuring costs	(138)	(4,108)	(4,246)	—	(13,737)	(13,737)	—	—	—
Debt restructuring costs	(605)	—	(605)	—	—	—	(19,992)	—	(19,992)
Tax benefit associated with restructuring, transaction and integration costs	—	161	161	—	571	571	—	—	—
Real estate depreciation and amortization	(35,640)	—	(35,640)	(34,023)	(556)	(34,579)	(31,676)	(863)	(32,539)
Preferred stock dividends	7,045	—	7,045	7,045	—	7,045	—	—	—
Net income (loss)	$10,474	$(4,072)	$6,402	$7,576	$(14,468)	$(6,892)	$(11,009)	$(5,104)	$(16,113)

(1)	Consists of property operating costs as well as real estate taxes and insurance.

18 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com

	Year Ended			Year Ended
	December 31, 2018			December 31, 2017
Selected Income Statement Data	Core	Non-Core	Total	Core	Non-Core	Total
Total Revenues	$422,786	$27,738	$450,524	$370,392	$76,118	$446,510
Less: Operating costs (1)	148,218	12,211	160,429	135,760	29,408	165,168
Net operating income	274,568	15,527	290,095	234,632	46,710	281,342

Less: General & administrative expenses (excluding equity-based compensation expense)	56,429	9,456	65,885	55,549	17,819	73,368
Adjusted EBITDA	218,139	6,071	224,210	179,083	28,891	207,974

Less:
Equity-based compensation expense	14,972	—	14,972	12,191	1,672	13,863
Interest income	(150)	—	(150)	(67)	—	(67)
Interest expense	28,736	13	28,749	30,497	26	30,523
Tax benefit from operating results	(960)	—	(960)	(9,655)	(123)	(9,778)
Non real estate depreciation and amortization	9,577	4,195	13,772	8,635	8,734	17,369
Preferred stock dividends	16,666	—	16,666	—	—	—
Operating FFO available to common stockholders & OP unit holders	149,298	1,863	151,161	137,482	18,582	156,064

OFFO per share	2.57	0.03	2.60	2.43	0.33	2.76

Adjustments:
Transaction, integration and impairment costs	(2,743)	—	(2,743)	(1,913)	(9,147)	(11,060)
Restructuring costs	(138)	(37,805)	(37,943)	—	—	—
Debt restructuring costs	(605)	—	(605)	(19,992)	—	(19,992)
Tax benefit associated with restructuring, transaction and integration costs	—	2,408	2,408	—	—	—
Real estate depreciation and amortization	(133,948)	(2,171)	(136,119)	(120,188)	(3,367)	(123,555)
Preferred stock dividends	16,666	—	16,666	—	—	—
Net income (loss)	$28,530	$(35,705)	$(7,175)	$(4,611)	$6,068	$1,457

(1)	Consists of property operating costs as well as real estate taxes and insurance.

19 QTS Q4 Earnings 2018	Contact: IR@qtsdatacenters.com